Exhibit 10.47

SECOND AMENDMENT TO
PURCHASE AND SALE CONTRACT

            THIS SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT (this "Second Amendment") is made and entered into this 11th day of September, 2009 (the "Second Amendment Date"), by and among LANDMARK (NC), LLC, a Delaware limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller") and PENNSYLVANIA REALTY GROUP, INC., a Pennsylvania corporation, having a principal address at 2701 E. Luzerne Street, Philadelphia, Pennsylvania 19137 ("Purchaser").

RECITALS:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract dated July 31, 2009, as amended by that certain First Amendment to Purchase and Sale Contract dated August 18, 2009 (as amended, the "Contract"), for certain real property situated in the County of Wake, State of North Carolina, commonly known as Landmark Apartments, and more specifically described in the Contract (the "Property"); and

            WHEREAS, Seller and Purchaser desire to amend the Contract on the terms and conditions set forth below.

AGREEMENT:

            NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to amend the Contract as follows:

1.                  Additional Deposit.  In connection with this Second Amendment and no later than one (1) Business Day after the Second Amendment Date, Purchaser shall deposit $25,000 with the Escrow Agent, which amount when received by Escrow Agent shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit.

2.                  Loan Approval Period Extension.  The Loan Approval Period, as such term is defined in Section 4.5.9 of the Contract, is hereby extended to and shall expire upon the earlier to occur of: (a) Purchaser's receipt of Lender's approval of the Loan Assumption and Release without any Onerous Requirements; or (b) October 5, 2009.

3.                  Feasibility Period.  The Feasibility Period under the Contract shall expire for all purposes under the Contract on the Second Amendment Date.  Purchaser has waived its right to further object (pursuant to Sections 3.2 or 4.3 of the Contract or otherwise) to any matter concerning the Title Documents, the Survey, the Property Contracts, the Leases, the Miscellaneous Property Assets, the physical condition of the Property, or otherwise with respect to the Property; provided, however, that the foregoing waiver shall not waive any of Purchaser's express rights under the Contract which are applicable to or arise during the time period following expiration of the Feasibility Period.  Purchaser agrees that Seller has made all required deliveries required under the Contract and performed all of Seller's required obligations under the Contract through the date hereof.  Purchaser agrees that Purchaser's right to terminate the Contract under Section 3.2 of the Contract is permanently waived, the Deposit is non-refundable under all circumstances except as provided in the Contract, and Purchaser's obligation to purchase the Property shall be conditional only as provided in Section 8.1 of the Contract.

4.                  Closing Date.    Section 5.1 of the Contract is hereby amended and restated in its entirety as follows:

"5.1      Closing Date.  The Closing shall occur at the time set forth in Section 2.2.4 on the date that is 14 days after expiration of the Loan Approval Period, or upon such earlier date as mutually agreed upon by Seller and Purchaser in writing (the "Closing Date") through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with the Loan Assumption and Release.  Further, the Closing Date may be extended without penalty at the option of Seller (a) to a date not later than November 30, 2009 in order to finalize the drafting with Lender and Lender's counsel of all documents necessary or desirable to accomplish the Loan Assumption and Release, or (b) as provided in Section 13.29.3.

Provided that Purchaser is not in default under this Contract, Purchaser shall be permitted one 15-day extension of the Closing Date specified in the first sentence of this Section 5.1, by (i) delivering written notice to Seller no later than five days prior to the then scheduled Closing Date (as such Closing Date may have been previously extended) (the "Purchaser Extension Deadline"), and (ii) simultaneously with such notice to Seller, delivering to Escrow Agent the amount of $25,000.00, which amount when received by Escrow Agent shall be added to the Deposit hereunder and shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit."

5.                  General Provisions.  The following provisions shall apply with respect to this Second Amendment:

(a)                Capitalized terms used, but not otherwise defined, herein shall have the same meaning as ascribed to such terms in the Contract.

(b)               In the event of any conflict between the Contract and this Second Amendment, the terms and conditions of this Second Amendment shall control.

(c)                This Second Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement.  Executed copies hereof may be delivered by telecopier or electronic mail and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be delivered no later than seven calendar days thereafter.

            NOW, THEREFORE, the parties hereto have executed this Second Amendment as of the Second Amendment Date.

SELLER:

LANDMARK (NC), LLC,

a Delaware limited liability company

By:       ANGELES INCOME PROPERTIES, LTD. II,

            a California limited partnership,

            its member

            By:       ANGELES REALTY CORPORATION II,

                        a California corporation,

                        its managing general partner

                        By:  /s/John Spiegleman

                        Name:  John Spiegleman

                        Title:  Senior Vice President

PURCHASER:

PENNSYLVANIA REALTY GROUP, INC.,

a Pennsylvania corporation

By:  /s/Steven A. Berger

Name:  Steven A. Berger

Title:  Vice President